Exhibit 99.2

News Announcement

NEXSTAR BROADCASTING AND MISSION BROADCASTING ANNOUNCE

LAUNCH OF TENDER OFFER AND CONSENT SOLICITATION OF 8.875% SENIOR

SECURED SECOND LIEN NOTES DUE 2017

Irving, TX – September 17, 2013 — Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) (the “Company”) announced today that its wholly-owned subsidiary, Nexstar Broadcasting, Inc. (“Nexstar Broadcasting”) and Mission Broadcasting, Inc. (“Mission” and together with Nexstar Broadcasting, the “Issuers”), have commenced a cash tender offer and consent solicitation with respect to the Issuers’ outstanding $325,000,000 aggregate principal amount of 8.875% Senior Secured Second Lien Notes due 2017 (the “Notes”). The tender offer and consent solicitation is being made subject to the terms and conditions set forth in an Offer to Purchase and Consent Solicitation Statement and a related Letter of Instructions, each dated as of September 17, 2013, which more fully sets forth the terms and conditions of the tender offer and consent solicitation. The tender offer and consent solicitation will expire at Midnight, New York City time, on October 15, 2013, unless extended or earlier terminated by the Issuers (the “Expiration Time”).

Holders who validly tender (and do not validly withdraw) their Notes on or prior to the consent payment deadline of 5:00 p.m., New York City time, on September 30, 2013 (the “Consent Payment Deadline”), and whose Notes are accepted for payment, will receive total consideration equal to $1,088.75 per $1,000 principal amount of the Notes (the “Total Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the first settlement date. The Total Consideration includes a consent payment of $30.00 per $1,000 principal amount of the Notes. Following payment for the Notes accepted pursuant to the terms of the tender offer, the Issuers currently intend, but are not obligated, to redeem any and all Notes that remain outstanding. This tender offer does not constitute a notice of redemption or an obligation to issue a notice of redemption.

Holders who validly tender (and do not validly withdraw) their Notes after the Consent Payment Deadline, but on or prior to the Expiration Time, and whose Notes are accepted for payment, will receive the tender consideration equal to $1,058.75 per $1,000 principal amount of the Notes (the “Tender Consideration”), plus any accrued and unpaid interest on the Notes up to, but not including, the final settlement date. Holders of Notes who tender after the Consent Payment Deadline will not receive a consent payment.

Holders who tender Notes on or prior to the Consent Payment Deadline may withdraw such Notes at any time on or prior to the Consent Payment Deadline.

In connection with the tender offer, the Issuers are also soliciting consents from the holders of the Notes for certain proposed amendments that would eliminate substantially all restrictive covenants, certain events of default and certain related provisions contained in the indenture governing the Notes. In addition, the proposed amendments will provide for the release of the liens on the collateral that secures the Issuers’ and the Company’s obligations with respect to the Notes. Adoption of the proposed amendments with respect to the Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes, except that adoption of the proposed amendments with respect to the release of the liens on the collateral requires the consent of the holders of at least 75% of the outstanding principal amount of the Notes. Holders who tender their Notes will be deemed to consent to all of the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the tender offer.

Provided that certain customary conditions to the tender offer, including a financing condition, have been satisfied or waived by the Issuers, the Issuers will pay for Notes purchased in the tender offer, together with accrued interest, on either the first settlement date or the final settlement date, as applicable. Holders of Notes that have been validly tendered and accepted by the Issuers by the Consent Payment Deadline will receive the Total Consideration and will be paid on the first settlement date, which is expected to be promptly after satisfaction of the financing condition and following the Consent Payment Deadline, provided that all other conditions to the offer have been satisfied or waived at such time. Holders of Notes that have been validly tendered and accepted by the Issuers after the Consent Payment Deadline, but on or prior to the Expiration Time, will receive the Tender Consideration only, and will be paid on the final settlement date, which is expected to be promptly after the date on which the Expiration Time occurs.

This press release is for informational purposes only and is not an offer to buy or sell or the solicitation of an offer to sell or buy any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Instructions. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Issuers, the dealer managers, the solicitation agents, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

The Issuers have engaged Credit Suisse and RBC Capital Markets to act as dealer managers and solicitation agents for the tender offer and consent solicitation and Global Bondholder Services Corporation to act as information agent and depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation at (866) 389-1500 (toll free) or (212) 430-3774 (collect). Questions regarding the tender offer or consent solicitation may be directed to Credit Suisse at (800) 820-1653 (toll free) or (212) 325-2476 (collect) and RBC Capital Markets at (877) 381-3000 (toll free) or (212) 618-7822 (collect).

About Nexstar Broadcasting Group, Inc.

Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 72 television stations and 13 related digital multicast signals reaching 41 markets or approximately 12.1% of all U.S. television households. Nexstar’s portfolio includes affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, Telemundo, Me-TV, LATV, and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and one independent station. Nexstar’s 43 community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities.

Assuming completion of all announced transactions, Nexstar will own, operate, program or provide sales and other services to 96 television stations and related digital multicast signals reaching 51 markets or approximately 14.6% of all U.S. television households.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words “guidance,” “believes,” “expects,” “anticipates,” “could,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this news release, concern, among other things, statements regarding our acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P. and Nexstar Broadcasting’s issuance of the notes and the entry into an amendment to the senior secured bank facilities. These statements are based on management’s estimates and assumptions with respect to future events, which include uncertainty as to our ability to consummate the offering of the notes, failure to realize the anticipated benefits of the acquisition of television stations from Citadel Communications, L.P. and Stainless Broadcasting, L.P., including as a result of a delay in completing such acquisitions or a delay or difficulty in integrating such assets, the expected amount and timing of cost savings and operating synergies, current capital and debt market conditions, the Company’s ability to obtain new debt financing on acceptable terms, the anticipated terms of the notes, and the anticipated use of proceeds from the proposed offering, which estimates are believed to be reasonable, though are inherently uncertain and difficult to predict. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Thomas E. Carter	Joseph Jaffoni
Chief Financial Officer	JCIR
Nexstar Broadcasting Group, Inc.	(212) 835-8500 or nxst@jcir.com
(972) 373-8800

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